Exhibit 10.1

SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Agreement is made by and between Kevin P. Westfall (“Executive”) and AutoNation, Inc. (“AutoNation” or “Company”) relating to Executive's employment with and retirement from the Company.

1.
Separation Date and Terms. Executive's employment with the Company is being separated effective November 9, 2011 (the “Separation Date”). On the next regularly scheduled payroll date, the Company will pay to Executive all wages and auto allowance earned through the date of his/her separation. Except as set forth herein, Executive acknowledges that the Company owes no other bonuses, commissions, wages, auto allowance, vacation pay, sick pay, or benefits to Executive as of the Separation Date.

2.	Company Consideration. For and in consideration for the promises made by Executive in this Agreement, AutoNation agrees as follows:

(a)
Severance Compensation. To pay to Executive twelve (12) months of severance pay. The total maximum amount of this severance pay equals Four Hundred Eighty-Two Thousand Forty Dollars ($482,040.00 and is calculated based on Executive's annual base salary. The first installment shall equal one-half of the total maximum severance pay, less applicable taxes and withholdings, and will be disbursed no later than the Company's first payroll date after Executive has signed and returned this Agreement to the Company and the revocation period provided in this Agreement has expired. The remaining one-half of the total maximum severance pay, less applicable taxes and withholdings, will be disbursed in twelve (12) equal installments on a consecutive semi-monthly basis beginning on the Company's first payroll date following the date which is six months after the Separation Date. If Executive commences new employment with and/or is engaged as an independent contractor or consultant by the Company or any subsidiary or affiliate of the Company (whether by transfer, rehire, independent contractor relationship or otherwise) at any time during the twelve (12) month period immediately following the Separation Date (“severance period”), (i) the Company will only be obligated to pay Executive a prorated amount of severance pay equal to the period of time Executive was not employed or engaged during the severance period; and (ii) if applicable, Executive will be obligated, within 30 days of commencing such employment or engagement, to repay to the Company any portion of the severance pay that Executive received for any portion of the severance period that Executive was so employed or engaged.

(b)
Bonus Severance Compensation. To pay to Executive a maximum bonus severance payment equal to the bonus payout the Executive would have received under the Company's Corporate 2011 AOP Bonus Plan had he continued to be employed through December 31, 2011, prorated based on an eleven month period from January 1, 2011 through November 30, 2011. This bonus severance payment will be disbursed in one lump-sum payment payable in accordance with the payment schedule set forth in the Company's 2011 Corporate AOP Bonus Plan. This additional severance payment will be subject to applicable taxes and withholdings.

(c)
Outplacement. To provide Executive, at the Company's sole expense, with the opportunity to utilize twelve (12) months of outplacement services of Right Management Associates to assist Executive in obtaining other employment.

(d)
No Entitlement. AutoNation shall not be obligated to provide any consideration other than the consideration discussed in this Paragraph 2. The benefits provided to Executive by AutoNation pursuant to this Paragraph 2 represent benefits that Executive would not be entitled to absent this Agreement.

3.
Other Benefits. Executive's participation in the Company's group medical and/or dental programs ceases on November 30, 2011. His participation in any other benefit program ceases on the Separation Date. After November 30, 2011, Executive is responsible for paying the full amount of any monthly COBRA premiums. Executive must elect to receive COBRA if he/she wants continuation coverage under the Company's group health benefits programs. Executive's right to COBRA and the time for electing COBRA and making the required COBRA payments will be explained in a separate COBRA notice package. Also as of the Separation Date, Executive is no longer eligible to participate in any other benefit programs offered by the Company, including, but not limited to, vacation, 401(k) plan, deferred compensation plan, short-term and long-term disability, accidental death and dismemberment, and life and dependent life insurance programs. If Executive participated in the AutoNation Deferred Compensation Plan, Executive will be entitled to a payout of his/her account balances in such plan in accordance with his/her election and the terms of the plan.

4.
Stock Options and Restricted Stock. Executive's separation of employment shall constitute a “retirement” under the applicable AutoNation Employee Equity and Stock Option Plans (“Plans”). Therefore, as provided by the applicable Plans, all unvested stock options and unvested restricted stock previously granted to and held by Executive on the Separation Date shall become immediately vested and all such stock options and all currently outstanding vested stock options previously granted to and held by Executive shall remain exercisable until the earlier of (a) the expiration date of such option, as fixed by the Board of Directors of the Company; or (b) the third anniversary of the Separation Date. Executive should refer to the applicable Plans and stock option agreements, which shall govern with respect to the treatment of his options, for additional information.

5.
Cooperation. Executive agrees to make him/herself available to the Company and its officers, if necessary, for consultation on a reasonable basis from time to time as to any matters on which he/she worked while an employee of the Company. The Company acknowledges that Executive may have other full-time employment and the Company agrees that it will use its reasonable efforts to minimize the amount of time that any such consultation shall require of him/her. Executive further agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual, company, or agency in any claim against the Company, unless and only pursuant to a lawful subpoena issued to Executive. Executive also agrees to promptly notify the Company upon receipt of any notice or contact (including whether written or oral, and including any subpoena or deposition notice) requesting or compelling information or his/her testimony or requesting documents related to matters which he/she worked on while an employee of the Company, and Executive agrees to coordinate with the Company in any response thereto.

6.
Confidentiality. Executive agrees that the nature, terms, conditions, and substance of this Agreement, including specifically the severance benefits, are strictly confidential and shall be kept confidential by Executive and his/her representatives, attorneys, and spouse, and shall not be disclosed at any time to any other person, except as necessary in the course of preparing and filing appropriate tax returns or dealing with federal or state taxing authorities. In addition, any term hereof may be disclosed during any lawsuit or other proceeding brought to enforce the terms of this Agreement, or as required by a lawfully issued subpoena or court order. Executive agrees that if he/she finds it necessary to disclose the terms of this Agreement to his/her representatives, attorneys, or spouse, he/she will inform such persons that they are under an obligation to maintain the confidentiality of such information. The Company may file a copy of this Agreement with the Securities and Exchange Commission on Form 8-K or otherwise.

7.
Confidential Information. Executive agrees that the records, information, files, lists, operations data, and other materials of the Company that Executive created, used, or had access to during his/her employment with the Company belong exclusively to the Company and are confidential. Executive further agrees that information about the Company's customers or other organizations with which it does business is the exclusive property of the Company and is also confidential. Executive shall not use or disclose any such confidential information, for the benefit of him/herself or another, and shall treat such information as confidential, unless he/she has specific prior written authorization from the Company to use or disclose it, and shall otherwise comply with all confidentiality agreements and policies applicable to him.

8.
Compliance with Other Agreements and Policies. Executive acknowledges and agrees that he has complied and shall continue to comply with the terms of all other agreements between Executive and the Company, as modified or amended, including the terms of any confidentiality agreement, non-compete agreement and/or restrictive covenants previously signed by Executive, including, but not limited to, those agreements and covenants executed in connection with the Company's stock option and restricted stock grants. Executive further acknowledges and agrees that he/she has: (i) complied with all Company policies and applicable law during his/her employment with the Company; and (ii) reported any and all known or suspected policy violations under AutoNation's Business Ethics Program to Company Senior Management.

9.
Return of Company Property. Executive agrees to return all property belonging to the Company in his/her possession or under his/her control (including, without limitation, cellular telephone, pager, company identification card, laptop computer, etc.) no later than the effective date of this Agreement. Executive also understands and agrees that, effective on the date of Executive's separation, Executive was and is no longer authorized to incur any expenses or obligations or liabilities on behalf of the Company.

10.
No Right to Give Interviews. Executive shall not give any interviews or speeches concerning the Company, any matter that he/she participated in while an employee of the Company, or any past or present employee of the Company, or in relation to any matter concerning the Company occurring after the date of his/her separation. Nor shall Executive, directly or indirectly, prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions, or other creations concerning the Company or concerning any person whom any member of the public might associate with the Company.

11.
Non-Disparagement. Executive agrees not to undertake any disparaging conduct directed at the Company and to refrain from making any negative or derogatory statements concerning the Company. Executive waives any privilege or qualified privilege that may apply to any such communication.

12.
Non-Solicitation/No-Hire. Except where such agreement is prohibited by applicable law, and in addition to any other non-solicitation/ no-hire provisions contained in any other agreement between Executive and Company, Executive agrees that, for a period of twenty-four (24) months immediately following the date of this Agreement, Executive shall not, directly or indirectly: (i) employ, or knowingly permit any company or business directly or indirectly controlled by him/her to employ, any person who was employed by the Company or any subsidiary or affiliate of the Company at or within the prior six (6) months, or in any manner seek to induce any such person to leave his/her employment; (ii) knowingly solicit or induce, through the use of confidential information, any customers of the Company to patronize any business directly or indirectly in competition with the businesses conducted by the Company or any subsidiary or affiliate of the Company at any time during Executive's relationship with the Company; and/or (iii) request or advise any person who is a customer or vendor of the Company or any subsidiary or affiliate of the Company or its successors to withdraw, curtail or cancel any such customer's or vendor's business with any such entity.

13.
Full General Release of Claims. Executive, for him/herself and for his/her heirs, successors and assigns, irrevocably and unconditionally releases and forever discharges the Company, its parents, subsidiaries and affiliates, and all of their successors, assigns, officers, directors, and employees, from any and all claims, complaints, liabilities, obligations, promises, agreements, damages, causes of action, costs, losses, debts and expenses of every kind, in law or in equity, whether known or unknown, foreseen or unforeseen, from the beginning of time to the date of this Agreement, including any and all claims in connection with Executive's employment with the Company, including without limitation, those claims arising from or relating to Executive's separation from employment with the Company. This general release is a full and final bar to any claims Executive may have against the Company, including, without limitation, any claims:

(a)	arising from Executive's pay, bonuses, vacation, or any other employee benefits, and other terms and conditions of employment or employment practices of the Company;

(b)
relating to stock options and restricted stock, whether pursuant to a stock option or restricted stock plan, agreement or otherwise (except as expressly provided in the Plans with respect only to the rights detailed more fully in Paragraph 4 above);

(c)	relating to any claims for punitive, compensatory, and/or retaliatory discharge damages; back and/or front pay claims and fringe benefits; or payment of any attorneys' fees for Executive;

(d)
arising under Civil Rights Acts of 1866, 1871, and 1991; Title VII of the Civil Right Act of 1964; 42 U.S.C. §1981; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Rehabilitation Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Consolidated Omnibus Benefit Reconciliation Act; Florida's workers' compensation law; the Florida Civil Rights Act (as any of these laws may have been amended); or any other federal, state, or local labor, employment, or anti-discrimination laws; and/or

(e)	based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory.

14.
Time to Consider. Executive has been advised to consult with an attorney prior to signing this Agreement. Executive has twenty-one (21) calendar days from the date that he/she receives this Agreement to consider and accept this Agreement by signing and returning this Agreement to the Vice President of Human Resources, AutoNation, Inc., 200 S.W. 1st Avenue, Fort Lauderdale, Florida 33301.

15.
Revocation Period. The Company and Executive acknowledge that Executive has the right to revoke this Agreement within seven (7) calendar days following the date Executive signs this Agreement (“revocation period”). If Executive does not advise the Company in writing within the revocation period of his/her intent to revoke this Agreement, this Agreement will become effective and enforceable upon the expiration of the seven days.

16.
Voluntary Action. Executive acknowledges that he/she has read each paragraph of this Agreement and understands his/her rights and obligations. Executive further acknowledges and agrees that: (a) this Agreement is written in a manner understandable to him/her; (b) this Agreement is granted in exchange for consideration which is in addition to anything of value to which Executive is otherwise entitled; (c) he/she has been given a reasonable opportunity to consider and review this Agreement; (d) he/she has had an opportunity to consult with an attorney prior to deciding whether to enter into this Agreement; (e) he/she may challenge the validity of his/her waiver in this Agreement of his/her rights under the Age Discrimination in Employment Act and the Older Worker Benefits Protection Act; and (f) his/her signature on this Agreement is knowing and voluntary.

17.	Miscellaneous.

(a)
Entire Agreement. Except as stated in this paragraph, this Agreement contains the entire agreement between Executive and the Company relating to the subject matter hereof, and all prior agreements, negotiations and representations are replaced by this Agreement. Nothing in this Agreement shall limit or modify the rights of the Company or the obligations of Executive contained in any confidentiality agreement, non-compete agreement and/or restrictive covenants previously signed by Executive, as amended, modified and/or supplemented, as such provisions shall survive the execution of this Agreement and separation of employment. This Agreement may only be changed by a written amendment signed by Executive and the Vice President of Human Resources.

(b)
No Admission. The Company and Executive agree that the payments to Executive, and the terms and conditions of said payments by the Company, are not to be construed as an admission of liability by the Company. Executive specifically agrees that the Company's payments are not intended to be, and will not be offered in evidence or argued in any proceeding as, an admission of liability. The Company specifically disclaims any liability to Executive or to any other person or entity.

(c)
Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement will not affect any other provision of this Agreement, which shall remain in full force and effect. Nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement, or any portion thereof, is held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

(d)	Effect of Waiver. The failure of the Company at any time to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.

(e)
Exclusive Venue and Jurisdiction. Any suit, action, or proceeding relating to this Agreement shall be brought in the state courts of Broward County, Florida or in the United States District Court for the Southern District of Florida. The Company and Executive hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action, or proceeding.

(f)
Binding Nature. This Agreement will be binding upon the Company and Executive and will inure to the benefit of any successor or successors of the Company. This Agreement is not assignable by Executive, except in the case of death or permanent and total disability where Executive's estate or guardian shall be entitled to receive the consideration to be paid under Paragraph 2 of this Agreement.

(g)	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(h)	Headings. The section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)
Construction. The Company and Executive have jointly participated in the negotiation of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted jointly by the Company and Executive and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of this Agreement.

(j)	Notice. Any notice, request, statement, information or other document to be given to either party by the other must be in writing and delivered as follows:

If to the Company:    If to Executive:
Vice President    Kevin P. Westfall
Human Resources    8 Navarro Isle
AutoNation, Inc.    Fort Lauderdale, FL 33301
200 S.W. 1st Ave.
Fort Lauderdale, FL 33301

With Copy to:
General Counsel
AutoNation, Inc.
200 S.W. 1st Ave.
Fort Lauderdale, FL 33301

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of a change of address.

(k)
Liability for Breach. In the event of Executive's breach of any terms of this Agreement, the Company may pursue any and all remedies allowable under state and/or federal law. Depending on the interpretation of applicable law, these remedies may include monetary damages, equitable relief, and recoupment of the severance benefits described in Paragraph 2 of this Agreement. In the event of Executive's breach of Paragraph 5 (“Cooperation” provision), Paragraph 6 (“Confidentiality” provision), Paragraph 7 (“Confidential Information” provision), Paragraph 8 (“Compliance with Other Agreements and Policies” provision), Paragraph 9 (“Return of Company Property” provision), Paragraph 10 (“No Right to Give Interviews” provision), Paragraph 11 (“Non-Disparagement” provision) and/or Paragraph 12 (“No-Solicitation/No-Hire” provision), Executive agrees that he/she: (i) will relinquish all severance benefits set forth in Paragraph 2 (including all subparts) of this

Agreement and be obligated to repay to the Company, within 30 days of notice from the Company, any portion of the severance compensation and bonus severance compensation that Executive has received; and (ii) forfeit the right to receive any further installment payments of severance benefits, which will result in the Company ceasing any further installment payments of severance compensation and bonus severance compensation. The Company may also pursue recovery of attorney's fees to the extent allowable under state and/or federal law.

(l)	Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without regard to its choice of law rules.

IN WITNESS WHEREOF, the Company and Executive have executed this Separation Agreement and General Release of All Claims on the date set forth by each party below.

I hereby accept and agree to abide by this Agreement:

Executive: /s/ Kevin P. Westfall                Date: November 11, 2011
Kevin P. Westfall

Company: /s/ Julie A. Staub                     Date: November 11, 2011
    AutoNation, Inc.

To be Signed by Executive upon Receipt of Agreement:
I hereby acknowledge that I received a copy of this Separation Agreement and Release of All Claims on this 11th day of November 2011, and was informed that I have up to 21 days from this date to consider it before signing.
 /s/ Kevin P. Westfall
Executive